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                                                                   Exhibit m(ii)

                     AMENDMENT NO. 1 TO RULE 12B-1 PLAN FOR
                               THE RETAIL CLASS OF
                                MONEY MARKET FUND
                         (A SERIES OF CIGNA FUNDS GROUP)

         Amendment No. 1 to the Rule 12b-1 Plan by and between CIGNA Funds Group on behalf of the retail class (f/k/a retail service class) of Money Market Fund (f/k/a CIGNA Money Market Fund) and CIGNA Financial Services, Inc. dated as of October 27, 1998 (the "12b-1 Plan").

         WHEREAS, CIGNA Funds Group (the "Trust"), on behalf of Money Market Fund (the "Fund"), and CIGNA Financial Services, Inc. ("CFS") desire to amend the 12b-1 Plan to eliminate the distribution fee set forth in paragraph 2.b., thereby reducing the periodic fee paid by the retail class of the Fund to CFS;

         NOW, THEREFORE, the Trust, on behalf of the retail class of the Fund, and CFS agree to replace paragraph 2 of the 12b-1 Plan with the following:

                  2. AUTHORIZED PAYMENTS. During each fiscal year of the Fund, the Trust is hereby authorized to pay out of the assets of the retail class of the Fund on a monthly basis, a periodic fee computed at a rate of up to twenty-five one-hundredths of one percent (0.25%) of the average daily net assets of the retail class of the Fund during such fiscal year to CIGNA Financial Services, Inc. ("CFS"). The shareholder servicing fee compensates CFS for providing ongoing servicing and/or maintenance of shareholder accounts for the retail class of the Fund and for providing distribution related services to these classes. Shareholder service and account maintenance activities may include receiving, aggregating, and processing shareholder or beneficial owner (collectively, "shareholder") orders (including opening accounts, arranging wire transfers, transmitting and receiving funds, and verifying customer signatures); communicating periodically with shareholders; acting as the sole shareholder of record and nominee for shareholders; answering questions and handling correspondence from shareholders about their accounts; transmitting proxy statements, annual reports and other communications from the Fund; and performing similar account administrative services. Distribution related services include: payments made to and expenses of persons (including employees of CFS) who are engaged in, or provide support services in connection with, the distribution of shares of the Funds, such as answering routine telephone inquiries and processing prospective investor requests for information; compensation paid to securities dealers, financial institutions and other organizations which render distribution and administrative services in connection with the distribution of the Funds' shares; costs related to the formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; costs of printing and distributing prospectuses and reports to prospective shareholders of the Funds; costs involved in preparing, printing and distributing sales literature for the Funds; costs involved in obtaining whatever information analyses and reports with respect to market and promotional activities on behalf of the retail class of the Fund that CFS deems advisable; and such other costs as may from time to time be agreed upon by the Fund. Payments of these fees are not tied exclusively to the expenses incurred by CFS, so that payments may exceed expenses actually incurred by CFS for providing shareholder and distribution related services.

         Copies of the Master Trust Agreement establishing the Trust are on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this document is executed on behalf of the Trust by an officer of the Trust and not individually and that any obligations of or arising out of this document are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually, but are binding only upon the assets and property of the Trust.

         IN WITNESS WHEREOF, the Trust, on behalf of the retail class of the Fund, and CFS have executed this Amendment No. 1 to the 12b-1 Plan as of the 3rd day of January, 2000.

ATTEST:                                  CIGNA FUNDS GROUP


/s/ Jeffrey S. Winer                          /s/ Alfred A. Bingham III
_____________________________________    By:____________________________________
     Jeffrey S. Winer                             Alfred A. Bingham III
     Vice President and Secretary                 Vice President and Treasurer